Exhibit 10.3

SUPPLEMENTAL AGREEMENT

(to the Agreement for Engineering, Design and Development, Dated March 18, 2021,
and Master Purchase Agreement, Dated March 19, 2021)

对2021 年 3 月 18 日签署的《工程、设计和开发协议》
和2021 年 3 月 19 日签署的《主采购协议》的补充协议

This Agreement is executed this 25 day of JUNE 2021 by and between ELECTRIC LAST MILE, INC.(“PURCHASER”) and LIUZHOU WULING AUTOMOBILE INDUSTRY CO., LTD. (“SELLER”).

本协议由ELECTRIC LAST MILE, INC.(“采购方”)和LIUZHOU WULING AUTOMOBILE INDUSTRY CO., LTD. (“销售方”)于 2021 年 6 月 25 日签署

WHEREAS, Purchaser and Seller entered into an Agreement for Engineering, Design and Development, Dated March 18, 2021, and Master Purchase Agreement, Dated March 19, 2021 (collectively, the “Original Agreements”) and

鉴于采购方和销售方于2021 年 3 月 18 日签署了《工程、设计和开发协议》又于2021 年 3 月 19 日签署了《主采购协议》（两协议合称“原协议”）

WHEREAS, Purchaser and Seller desire to amend and supplement the Original Agreements as provided herein.

鉴于，采购方和销售方希望修改和补充该原协议。

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration the parties agree to amend the Original Agreements as follows:

因此，考虑到此处包含的共同契约和其他良好且有价值的对价，双方同意将原协议修改如下：

1.	Purchaser shall be responsible to product liability claims against the vehicle units in the United States and designated territory according to applicable laws.

采购方应根据适用法律对美国和指定区域内的整车的产品责任负责。

2.	Seller shall be responsible to product liability claims against the parts according to the extent of the participation in development and manufacturing.

销售方应根据部件参与研发、制造的程度承担相应的产品质量责任。

3.	Purchaser shall be responsible for interpreting and establishing the technical standards of parts and vehicles in order to satisfy the entry of U.S. market. Borrowed Parts: parts that do not need to change and satisfy the North American standards and other regional standards agreed in writing by both parties; New Parts: parts that need to be confirmed by both parties according to technical specifications, newly designed or developed, or partially changed;

采购方应负责解释和建立零部件和车辆的技术标准，以满足进入美国市场的要求。借用件：无需更改且满足北美以及双方书面同意的其他区域标准的零件；新零件：需根据双方确认的技术规格、新设计开发或部分更改的零件；

4.	Purchaser shall be responsible for approving all design changes for purpose of meeting US homologation requirements, laws and regulations.

采购方应负责批准所有设计变更以满足美国的认证和法规要求。

5.	If the Purchaser requests a design change, it shall be implemented by the Seller upon discussion and mutual agreement of the parties. The Purchaser shall confirm the process and sign for approval in accordance with the protocol.

采购方如有设计变更需求，经双方讨论并一致同意后，由销售方实施。采购方应确认过程并按流程签字批准。

6.	According to the U.S. regulations provided by the Purchaser and the technical requirements confirmed by both parties, the Seller shall carry on engineering development and shares the engineering development process, technical information and development interests with the Purchaser.

依据采购方提供的美国法规以及双方确认的技术要求，销售方应进行技术开发并与采购方共享技术开发流程、技术信息和开发权益。

7.	Within 14 working days after execution of this agreement, the Purchaser shall make a lumpsum payment of RMB 26 million (or equivalent US dollars) as advance payment for engineering development. In order to support the development progress, the Purchaser shall continue to replenish funds during the development process to ensure that the advance payment for engineering development retained by the Seller is not less than the amount of the aforementioned advance payment. The engineering development costs is based on the scope of work and the working hours approved by both parties in writing with signature and the work carried out afterwards, that is, the Purchaser place each work order with development requirements to the Seller through Exhibit One “Development Work Confirmation List”. According to the development workload requested in Exhibit One, the Seller shall respond with Exhibit Two “Project Development Cost Confirmation List” to the Purchaser to confirm the costs. The Purchaser shall confirm by designated personnel and send the signed Exhibit Two back to the Seller. Both parties make separate settlements for each development order. The Purchaser shall pay the development costs 14 working days after receiving the Seller’s invoice. If the Purchaser’s payment amount for one single order is insufficient and the Seller has to use a portion of the aforementioned advance payment for development, the Purchaser shall replenish the advance payment to RMB 26 million (or equivalent US dollars) within 14 working days of notice from the Seller. Regarding other expenses that the Seller has to pay to its suppliers, such as test fees, mold fees, etc., the Seller shall report to the Purchaser in writing and obtain signature for confirmation, and the Purchaser shall fulfill the budget to ensure that the Seller can complete the procurement bidding. In the event a bidding exceeds the budget and the Seller has to use the aforementioned advance payment to pay for the purchase, the Purchaser shall replenish the advance payment to RMB 26 million (or equivalent US dollars) within 14 working days of notice from the Seller. If the aforementioned advance payment of RMB 26 million (or equivalent US dollars) has a balance, the Seller shall return the balance to the Purchaser within 14 working days after both parties assess that all development work has been accomplished and the Purchaser confirms in writing.

本协议签订后14个工作日内，采购方一次性支付2600万元人民币（或等值美元）作为技术开发预付款。为支持开发进度，采购方应在开发过程中持续补充款项以确保销售方留存的技术开发预付款不低于前述预付款的金额。技术开发费以双方核定的工作范围以及工时数书面签字确认后开展工作，即采购方每次通过附件一《开发内容确认清单》向销售方提出开发需求。销售方根据附件一的开发工作量，向采购方反馈附件二《项目开发费用确认清单》对开发费用进行确认。采购方确认无误后由其指定人员在附件二上签字确认并发回销售方。双方对每个开发订单单独结算。采购方收到销售方发票后14个工作日后支付该次开发所需费用。如采购方单次开发费用未足额支付，导致销售方动用前述预付款进行开发的，采购方应在收到销售方通知后的14个工作日内补足前述预付款至2600万元人民币（或等值美元）。关于销售方需向其供应商支付的其他费用如试验费、模具费等，销售方应向采购方书面汇报并获得签字确认，而采购方应提供足额预算确保销售方可以完成采购招标。若招标结果超出预算导致销售方动用前述预付款支付招标采购的，采购方应在收到销售方通知后的14个工作日内补足超出部分，以确保前述预付款达到2600万元人民币（ 或等值美元）。若前述预付款2600万元人民币（或等值美元）尚有余额，销售方应于双方评估所有开发工作达到完成状态并由采购方最终书面确认开发工作完成后的14个工作日内将余额全部退还给采购方。

The signature confirmation personnel designated by both parties for the above annexes and other correspondence documents of this Agreement are:

The person designated by the seller is 1. Yourong Liu 2. Hongqiao Yu

The person designated by the purchaser is 1. James Taylor 2. Jerry Woo

双方针对以上附件及本协议其他往来文件指定的签字确认人员为：

销售方指定人员为：1， 刘友荣， 2，余洪桥

采购方指定人员为 1. James Taylor 2, Jerry Woo

8.	After engineering development orders being confirmed by the Purchaser in writing, the Purchaser shall be responsible for the development results of its compliance with U.S. laws and regulations, and shall be responsible for the legal issues, investigations, disputes and lawsuits in the U.S. that may rise from the development. The Seller shall be responsible to the Purchaser to the extent of quality of the product, but shall make the best efforts to assist the Purchaser in responding to any issues or investigations under U.S. law, and is obliged to provide the Purchaser with the corresponding information and materials required within the time limit provided by laws.

技术开发事项经采购方书面确认后，采购方对开发成果符合美国法规负责，对由此可能引发的美国涉及的法律事务、调查、纠纷和诉讼负责。销售方仅限于产品质量对采购方承担相应责任，但需要尽力协助采购方应对美国法律的任何事务和调查，并有义务在法律规定时限内向采购方提供相应所需的信息和资料。

9.	The Purchaser shall be the only party that responds to data requests and safty investigations from customers in the United States and designated territory, as well as U.S. government agencies. The Seller is responsible for fully cooperating with the Purchaser to provide the necessary information to respond to such inquiries including but not limited to vehicle sales permit, vehicle safety, and after-sales claims.

采购方应是对来自美国和指定区域的客户以及美国政府部门的数据请求和安全问题调查作出回应的唯一一方。销售方有责任全力配合采购方提供必要信息以应对包括但不仅限于：整车销售准入、车辆安全、售后索赔的需求。

10.	Seller and certain suppliers selected and approved by Purchaser shall implement reengineering in accordance with technical requirements that the Purchaser approved.

销售方和采购方选定并批准的某些供应商应按照采购方批准的技术要求进行技术改进。

11.	The plan and update of the project development shall be communicated and discussed completely by both parties, and implemented by both parties upon written confirmation.

项目开发计划的制定和更新应经过双方充分沟通讨论，在书面形式确认后双方实施。

12.	As to New Parts, the Seller recommends the suppliers independently according to the product development progress and requirements, and shall be approved by the Purchaser after considering the price and technical capabilities, then Seller shall be responsible for the timing of the design change and suppliers management; and the relative information shall be shared with Purchaser for approval of technical requirement and price.

对于新零件，销售方根据产品开发进度和要求自主推荐的供应商经采购方考虑价格和技术能力批准后，销售方负责设计变更的时间安排和供应商管理；为获得技术要求和价格的批准，相关信息应与采购方共享。

13.	In the process of locating New Parts, in order to obtain technical requirements and price approval, the Seller must obtain the Purchaser’s signed confirmation on the supplier’s selection and determination.

在新零件定点过程中，为获得技术要求和价格的批准，销售方须取得采购方对供应商选择和确定的签字确认。

14.	Respecting the principle of competitiveness, Purchaser shall have the ultimate discretion on selecting and approving suppliers, either Purchaser or Seller shall be responsible for managing the suppliers respectively.

鉴于竞争力原则，采购方拥有选择和批准供应商的最终决定权，采购方或销售方分别负责管理各自的供应商。

15.	Seller shall provide entire and accurate retrieving information according to the key parts list confirmed by both parties.

销售方应按照双方确认的关键零部件清单提供完整、准确的追溯信息。

16.	Seller shall be responsible for development and tests; Purchaser shall be able to participate in the whole course of development and tests.

销售方负责开发验证；采购方可以参与开发和验证的全过程。

17.	Seller shall be responsible for delivery of complete vehicles in the area designated by the Seller in accordance with the inspection standards executed by both parties; the Purchaser is responsible for delivering qualified parts to the area designated by the Seller.

销售方负责在销售方指定区域按照双方共同签订的检验标准交付整车；采购方负责将合格零件交付至销售方指定区域。

18.	Seller shall be responsible for providing after-sales service information and after-sales technical support to vehicle and parts according to the requests confirmed by both parties.

销售方按照双方确认的需求提供整车及零部件的售后服务信息和售后技术支持。

19.	Seller shall supply aftermarket parts to Purchaser upon request.

销售方应根据采购方的要求提供售后零件。

20.	For vehicle and parts supplied, technical service and engineering rendered by Seller to Purchaser that priced and calculated in Chinese currency (“RMB”), the price and rate shall apply the exchange rates of the day on which the PO is released, according to “BOC Conversion (Middle) Rate (中行折算價)” posted on the official website at https://www.boc.cn/sourcedb/whpj If the Seller encounters an exchange rate variation at foreign exchange settlement in RMB, it will be adjusted in the next order with regard to the principle of “return overcharge and demand shortage”.

对于以中国货币（“RMB”）定价和计算的销售方向采购方提供的车辆和零部件、技术服务和工程，其价格和费率应适用采购订单发布之日的汇率，根据“ 中行折算中间价（中行折算价）” 在其官网https://www.boc.cn/sourcedb/whpj发布。若销售方在接收外汇结算人民币时出现汇率差价，则按照“多退少补”的原则在下一个订单中调整。

21.	The hourly rate of the technical service provided by Seller shall be 288 RMB/Hour rather than 27.73 USD/Hour in the Original Agreements; and the meeting minutes, resolutions and work products are property of Purchaser’s and subject to audit by Purchaser from time to time.

销售方提供技术服务的小时费率为288人民币/小时，而非原协议约定的27.73美元/小时；会议纪要及决议和工作成果是采购方的财产且供采购方随时复核。

22.	The trading methods between the Seller and the Purchaser are composed of international and China domestic (the time of conversion to China domestic shall be no later than April 1, 2022). The INCOTERM is FOB, which is the Seller delivers the vehicles and parts to port designated by Purchaser, and the Seller is responsible for export customs clearance. If INCOTERMS other than FOB is used, the two parties shall consult with each other in the case. In China domestic trade, the Seller shall contract with the Purchaser’s subsidiary in China. After the seller delivers the vehicles and after-sales parts to the Purchaser, the Purchaser is responsible for export customs clearance, and the Seller assists in providing relevant export documents.

销售方和采购方的贸易方式包括国际贸易和中国国内贸易两种方式（转换为中国国内贸易的时间应不迟于2022年4月1日）。国际贸易方式为FOB贸易条款，即销售方将车辆和零部件按采购方的要求运输到指定的港口进行交付，由销售方负责出口报关。如有FOB贸易条款之外的贸易条款，双方再临时友好协商。中国国内贸易为销售方与采购方在中国的子公司签订订单合同，销售方将车辆和售后配件交付采购方后，由采购方负责出口报关，销售方协助提供相关出口单据和文件。

23.	After-sales breach of warranty: as to the vehicles and after-sales parts sold by the Seller to the Purchaser, if there are quality claims in the Purchaser’s sales territory, the Purchaser shall bear the responsibility. The Seller only assists the Purchaser in dealing with the vehicles and after-sales parts, without any tie with third parties related to the quality claims. The Purchaser is responsible for any contact with third parties.

售后违约处理：对于销售方销售给采购方的车辆和售后配件，在采购方销售市场出现质量等问题，全部由采购方承担责任，销售方仅针对车辆和售后配件协助采购方处理，不与质量问题的第三方发生任何联系，采购方负责与第三方的任何联系。

24.	Port of Delivery: the Original Agreements price was based on FOB Shenzhen, and freight for other ports shall be repriced accordingly.

货物交付港口：原协议中的FOB中国港口是以FOB深圳为基础价格，其他港口参照此港口另行运费定价。

25.	Product prices may be adjusted due to fluctuations in raw material prices. Both parties reserve the right to change the price based on the price of the master purchase agreement. Both parties can adjust the sales price based on the raw material price fluctuation released by a third party that is mutually recognized by the parties. If price adjustment is required, both parties shall discuss on the basis of the agreed sales price and implement the adjustment after reaching an agreement.

关于产品销售价格可能会因原材料价格上下波动而调整。双方以主采购协议价格为基础，均有保留更改价格的权利。双方可以通过共同认可的由第三方发布的原材料价格波动数据为依据调整销售价格。如需价格调整，双方应以约定的销售价格为基础进行讨论，达成一致后进行调整。

26.	Both parties develop vehicles that comply with U.S. regulations. The Purchaser performs the sales in North American projecting to the first order of 15,000 vehicles. The Seller provides marketing support, including but not limited to products, promotion, research, information, financing, and after-sales, etc. Both parties share channel and sales interests outside North America.

双方开发符合美国法规的车辆。采购方按首期目标1.5万辆整车订单进行北美区域销售。销售方给予营销支持，包括但不限于产品、推广、调研、信息、融资、售后等。北美区域以外双方共享渠道和销售权益。

27.	This supplemental agreement is binding upon the parties and their successors and may not be assigned without the express written consent of the other party.

本补充协议对双方和其继承人具有约束力，未经另一方明确书面同意，不得转让。

28.	As an integral part of the Original Agreements, this supplementary agreement is effective upon execution by the legal representatives or authorized representatives of both parties and with the company seal or seal of the contract. This supplementary agreement shall have the same effect as the Original Agreements. This supplementary agreement shall prevail if there is any conflict to the Original Agreements. Any issue that is not stipulated in this supplementary agreement shall be performed according to the Original Agreements.

本补充协议作为原协议不可分割的一部分，经双方法定代表人或有权代表签字并加盖公司公章或合同专用章后生效，与原协议具备同等效力，发生冲突之处，以本补充协议为准。本补充协议未约定事项，根据原协议执行。

IN WITNESS WHEREOF, the parties have executed this agreement the date and year first above written.

兹证明，双方已于上述日期和年份签署本协议。

The following three annexes as attached:

本协议由如下三个附件。

附件一、开发内容确认清单

Annex I. Confirmation List of Development Contents

附件二、项目开发费用确认清单

Annex II. Confirmation List of Project Development Costs

附件三、开发流程图

Annex III. Development Flow Chart

PURCHASER 采购方:		SELLER 供货方:

[ELM]		[Liuzhou Wuling Automobile Industry Co., Ltd]
柳州五菱汽车工业有限公司

By:	/s/ James Taylor	By:	/s/ Yong Rong Liu
Name:	JE Taylor	Name:
Title:	CEO	Title:

附件一Annex I

开发内容确认清单 Confirmation List of Development Contents
Item 项目	Part Name 零件名称	Description 描述	Timing (day) 周期(天)	Status & Responsibility 状态及责任
				Wuling	ELM
No.1：
1
2
No.2：
1
2

采购方签字确认：

Signature of purchaser for confirmation:

附件二：

项目开发费用确认清单
序号	开发内容	人工费用（人民币，元，不含税）	工装模具费用（人民币，元，不含税）	合计（人民币，元）	备注
1
2
3
4	....
费用小计（人民币，元）
增值税 增值税附加税 印花税 水利建设基金 管理费 其他
费用含税总计（人民币，元）		-	-
说明：此附表有关“开发内容”、各税费事项以及涉及的费用、费率和税率如有增减，双方协商确认后进行调整。
采购方签字确认：			销售方签字确认：

 附件三: 开发流程图 Annex III. Development Flow Chart